Exhibit 19.1

NOTICE TO PERSONNEL OF

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

REGARDING CONFIDENTIALITY AND INSIDER TRADING POLICY
_______________________

Northern Technologies International Corporation has adopted the attached restatement of its existing policies and procedures prohibiting directors, officers, employees, consultants and their immediate family members, other household members and controlled entities from (1) trading in the securities of NTIC, and as described below and in the policy, the securities of NTIC’s Business Partners, while in the possession of material non-public information (except pursuant to a previously approved Rule 10b5-1 trading plan, as described in the policy) and (2) disclosing non-public information about NTIC.

Prohibition Against Trading on Material Non-public Information. If you are aware of material information relating to NTIC which has not yet been available to the public for at least two full trading days, you are prohibited from trading in NTIC securities (except pursuant to a previously approved Rule 10b5-1 trading plan, as described in the policy) or directly or indirectly disclosing such information to any other person so that they may trade in NTIC securities. Similarly, you may not trade in the securities of any other company (1) with which NTIC does business, such as NTIC’s distributors, vendors, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with NTIC (which we refer to as Business Partners) while in possession of material non-public information about such company that was obtained through your relationship with NTIC. It is difficult to describe exhaustively what constitutes “material” information, but you should assume that any information, positive or negative, that a reasonable investor would be substantially likely to consider important in deciding whether to buy, hold or sell securities of NTIC (or of any other company, as the case may be), or view as significantly altering the total mix of information available in the marketplace about NTIC (or any other company, as the case may be) as an issuer of the securities, is material. Information may be significant for this purpose even if it would not alone determine the investor’s decision.

Confidentiality. NTIC could face serious problems if unauthorized internal information is disclosed about NTIC or its Business Partners, whether or not for the purpose of facilitating improper trading in securities. NTIC personnel should not discuss internal NTIC matters or information regarding NTIC’s Business Partners with anyone outside of NTIC (including family members), except as required in the performance of regular corporate duties. This prohibition applies specifically (but not exclusively) to inquiries that may be made by the media, investment analysts or others in the financial community or anonymously over the Internet. It is important that all communications on behalf of NTIC be through an appropriately designated officer under carefully controlled circumstances. If you receive any inquiries of this nature you should decline to comment and refer the inquirer to the Chief Executive Officer or Chief Financial Officer of NTIC. Your obligations under this policy are in addition to your obligations under other NTIC policies and procedures and any other agreements you may have with the company relating to confidentiality and non-disclosure of information. Notwithstanding the foregoing, this policy in no way prohibits good faith reports of potential illegal conduct to the Securities and Exchange Commission or other regulatory bodies.

If you have any questions about this policy or your responsibilities under this policy, please contact NTIC’s Chief Financial Officer before you act. Do not try and resolve uncertainties on your own. We expect the strictest compliance with this policy by all NTIC personnel. Failure to observe this policy may result in serious legal difficulties for you, as well as NTIC. We consider any failure to follow the letter and spirit of this policy to be a matter of extreme seriousness, which could result in significant consequences, including termination of employment or other service relationship with NTIC.

CERTIFICATION REGARDING

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

CONFIDENTIALITY AND INSIDER TRADING POLICY

To:	Northern Technologies International Corporation

I hereby acknowledge my receipt, review and understanding of the terms of the Northern Technologies International Corporation Confidentiality and Insider Trading Policy. I hereby agree to comply with the specific requirements of the policy in all respects during my employment or other service relationship with NTIC. I understand that my failure to comply in all respects with the policy is a basis for termination of my employment or other service relationship with NTIC.

Signature:	Date:

Print Name:

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

CONFIDENTIALITY AND INSIDER TRADING POLICY

THE PURPOSE OF OUR POLICY

The purpose of this policy is to protect confidential and proprietary information of Northern Technologies International Corporation and its subsidiaries (collectively, “NTIC”) from unauthorized disclosure and to prevent trading in NTIC securities by directors, officers, employees and consultants of NTIC, and their immediate family members, other household members and controlled entities, while they are in possession of material non-public information concerning NTIC. Federal securities laws governing “insider trading” are strictly enforced and violations of these laws could result in severe penalties for violators and NTIC. Even a Securities and Exchange Commission (“SEC”) investigation that does not result in prosecution could tarnish one’s reputation and irreparably damage a career. NTIC considers any failure to follow the letter and spirit of this policy to be a matter of extreme seriousness, which could result in significant consequences, including termination of employment or other service relationship with NTIC for cause. NTIC is adopting this policy to avoid even the appearance of improper conduct on the part of anyone employed by or associated with NTIC.

NTIC participates in a number of international joint venture arrangements that provide for the manufacturing, marketing and distributing of NTIC’s products and technology. NTIC’s partners in these joint ventures include, but are not limited to, Excor Korrosionsschutz – Technologien und Produkte GmbH, a German firm (“Excor”), and Excor’s wholly owned subsidiary Excor Korrosionsforschung GmbH. For the purpose of this policy, the terms “NTIC” and “company” include not only Northern Technologies International Corporation and its subsidiaries, but also Excor and its subsidiary and NTIC’s other partners in its joint ventures. Therefore, for example, an NTIC employee with material non-public information about Excor or any of NTIC’s other joint venture partners must not trade in NTIC securities Similarly, as another example, the obligation to not disclose material non-public information extends beyond information strictly regarding NTIC and would also apply to material non-public information regarding Excor or any of NTIC’s other joint venture partners.

POLICY

Confidentiality. Unauthorized disclosure of internal information about NTIC or its Business Partners (as defined below), whether or not for the purpose of facilitating improper trading in securities, could cause NTIC serious problems. The timing and nature of NTIC’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, NTIC and its management. NTIC personnel must not discuss internal company matters or developments or any information about NTIC’s Business Partners with anyone outside of NTIC, except as required in the performance of regular corporate duties. This prohibition applies specifically (but not exclusively) to inquiries that may be made by the media, investment analysts, potential investors or others in the financial community or anonymously over the Internet. It is important that all such communications on behalf of NTIC be through an appropriately designated officer. Your obligations under this policy are in addition to your obligations under other NTIC policies and procedures and any other agreements you may have with the company relating to confidentiality and non-disclosure of information. Notwithstanding the foregoing, this policy in no way prohibits good faith reports of potential illegal conduct to the SEC or other regulatory bodies.

Insider Trading. It is the policy of NTIC that “insiders” must not:

1.

Purchase or sell, or effect other transactions in, any securities issued by NTIC while in possession of material non-public information about NTIC, unless the trade occurs under a Rule 10b5-1 trading plan that NTIC’s Compliance Officer (as defined below) has previously approved.

2.

Purchase or sell, or effect other transactions in, any securities issued by any company (1) with which NTIC does business, such as NTIC’s distributors, vendors, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with NTIC (collectively, “Business Partners”) while in possession of material non-public information about such Business Partners that was obtained through his or her relationship with NTIC (such as information regarding purchases or sales of businesses or information obtained during the negotiation or implementation of major contracts).

3.

Recommend or express other opinions regarding the purchase or sale of, or other transactions in, any NTIC securities or any securities issued by NTIC’s Business Partners about which that insider has obtained material non-public information through his or her relationship with NTIC or otherwise communicate such material non-public information to any other person, including family members and friends.

4.

Disclose any material non-public information about NTIC to any person outside of NTIC (including members of one’s immediate family) unless such disclosure is authorized by the Chief Executive Officer or Chief Financial Officer of NTIC; provided, however, such restriction in no way prohibits good faith reports of potential illegal conduct to the SEC or other regulatory bodies.

5.	Trade in derivative securities of NTIC, or otherwise engage in transactions designated to hedge or offset any decrease in the market value of NTIC securities.

The term “insider” includes all directors, officers, employees and consultants of NTIC together with their immediate family members residing in their households and other members of their households, their economic dependents, and other persons (including immediate family members) or entities (such as trusts, partnerships, corporations and investment clubs) over which such directors, officers and employees influence of have or share voting or investment control. This policy also applies to any person who receives material non-public information from any insider. In other words, any person who possesses material non-public information regarding NTIC shall be deemed to be an insider for so long as the information is not publicly known.

Internet. NTIC personnel must not disclose or discuss any information about NTIC over the Internet with any person outside of NTIC, except as required in the performance of regular corporate duties. NTIC personnel must not participate in discussions regarding, or post any information about, NTIC on any chat room, bulletin board or newsgroup (collectively “chat rooms”) on the Internet, even if such participation is solely for the purpose of attempting to defend NTIC against false or misleading information. NTIC personnel must immediately contact the Chief Executive Officer or Chief Financial Officer of NTIC if such personnel are aware of any information regarding NTIC being discussed or posted in chat rooms or anywhere on the Internet so that NTIC’s officers can decide how to appropriately respond, if at all.

DEFINITIONS

Material Information. Information should be considered “material” if a reasonable investor would be substantially likely to consider it important in deciding whether to buy, hold or sell securities of NTIC (or of any other company, as the case may be), or view it as significantly altering the total mix of information available in the marketplace about NTIC (or any other company, as the case may be) as an issuer of the securities. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material.

Examples. While it is not possible to define all categories of material information, common examples of information that will frequently be regarded as material are:

●	actual or projected earnings or losses or other financial guidance

●	earnings or losses that are inconsistent with the consensus expectations of the investment community

●	a pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets, subsidiary or business unit

●	a pending or proposed joint venture

●	a company restructuring

●	a change in dividend policy, the declaration of a stock split, the repurchase of a significant amount of shares or the offering of additional securities

●	bank borrowings or other financing transactions out of the ordinary course

●	changes in management

●	significant new products or discoveries

●	significant related party transactions

●	a change in auditors or notification that the auditor’s reports may no longer be relied upon

●	impending bankruptcy or financial liquidity problems

●	commencement of or developments in significant litigation involving the company

●	gain or loss of a substantial customer or supplier

●	receipt of a material purchase order

Either positive or negative information may be material. We emphasize that this list is merely illustrative and not exhaustive. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, if you have any question as to whether particular information is material, you should resolve the question in favor of materiality and avoid trading in NTIC securities until such information is made public or facts and circumstances change so that such information is no longer material.

Non-public Information. Information should be considered non-public if it is not generally known or available to the public. Material information does not necessarily lose its “non-public” status as soon as a press release is issued disclosing the information. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. Our policy is to consider NTIC information as non-public until the end of the second full trading day after the information is first released to the public by means of a press release or a filing with the SEC.

TRANSACTIONS COVERED BY THIS POLICY

Unless an applicable exception is available under this policy, this policy applies to all transactions involving NTIC’s securities or Business Partners’ securities for which you possess material non-public information obtained in connection with your service with NTIC, including:

1.

any purchase, sale, loan or other transfer or disposition of any equity securities (including common stock, options, or other equity incentive awards) and debt securities (including debentures, bonds and notes) of NTIC or its Business Partners, whether direct or indirect (including transactions made on your behalf by money managers), and any offer to engage in the foregoing transactions;

2.	any disposition in the form of a gift of any securities of NTIC;

3.	any distribution to holders of interests in an entity if the entity is subject to this policy; and

4.

any other arrangement that generates gains or losses from or based on changes in the prices of such securities, including derivative securities (for example, exchange-traded put or call options, swaps, caps and collars), hedging and pledging transactions, short sales and certain arrangements regarding participation in benefit plans, and any offer to engage in the foregoing transactions.

There are no exceptions from insider trading laws or this policy based on the size of the transaction or the type of consideration received.

PROCEDURES

To assist NTIC in assuring compliance with this policy and laws prohibiting trading in securities while in possession of material non-public information, the following procedures are established:

1.

Pre-Clearance of Trades and Other Transactions. To provide assistance in preventing inadvertent insider trading and violations under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and avoiding even the appearance of an improper transaction (which could result, for example, when a director or officer engages in a trade or other transaction in NTIC’s securities while unaware of a pending major development), all transactions in NTIC securities by directors and officers of NTIC (and their immediate family members, other household members and controlled entities) are required to be pre-cleared by NTIC’s Compliance Officer, except for transactions made pursuant to a Rule 10b5-1 trading plan that has been pre-approved by the Compliance Officer and other exceptions identified below. Clearance of a trade or other transaction is generally valid for 48 hours, unless otherwise specified or earlier revoked. If the trade order is not placed within that 48-hour period, clearance of the trade should be re-requested. If clearance is denied, the person requesting such clearance must keep the denial confidential. No clearance will be given for a request to conduct a trade or other transaction in NTIC securities during a blackout period. Clearance of a trade or other transaction by the Compliance Officer will not relieve you of your obligation not to trade or otherwise transact in NTIC securities if you become aware of material non-public information. Likewise, even after clearance, a person may not effect transactions in NTIC’s securities if they become subject to a blackout period.

When submitting a pre-clearance request, Section 16 reporting persons should also indicate whether they have effected any non-exempt “opposite-way” transactions within the past six months and be prepared to report the proposed transaction on an appropriate Form 4 or Form 5 and should be prepared to comply with SEC Rule 144 and electronically file a Form 144, if necessary, at the time of any sale.

2.

Quarterly Blackout Periods. All directors, officers, manager level employees and other employees or consultants whose duties or services with the company bring them into contact on a regular basis with confidential or proprietary information regarding NTIC, and their immediate family members, other household members and controlled entities, are prohibited from trading any NTIC securities from (a) the 15th day of the last month in each of the first three quarters in NTIC’s fiscal year (i.e., the 15th day of November, February and May) until the end of the second full trading day after the earnings release for that quarter and (b) from August 15th until the end of the second full trading day after the fiscal year-end earnings release (such periods, a “blackout period”). Even if a quarterly blackout period is not in effect, at no time may you trade in NTIC securities if you are aware of material non-public information.

3.

Event-Specific Blackout Periods. In addition to the automatic blackout periods described in 2 above, directors, officers and other employees or consultants whose duties or services with the company bring them into contact with confidential or proprietary information regarding NTIC, and their immediate family members, other household members and controlled entities, may also be prohibited from trading any securities of NTIC during certain time periods in which the Compliance Officer has determined, after consultation with counsel (if necessary), that trading by such individuals should not take place since such individuals possess at that time information that could reasonably be determined to be material and non-public. NTIC will notify you individually if you are subject to this requirement and will notify you of any such special event-specific blackout period. Any person made aware of the existence of an event-specific blackout period should not disclose the existence of the blackout to any other person. The failure of the Compliance Officer to designate a person as being subject to an event-specific blackout period will not relieve that person of the obligation not to trade while aware of material non-public information. Even if a blackout period is not in effect, at no time may you trade in NTIC securities if you are aware of material non-public information.

4.

Short-term Trading. Short-term trading of securities creates an appearance of impropriety and may unduly focus personnel on a company’s short-term stock market performance instead of the company’s long-term business objectives. For these reasons, it is NTIC’s policy that NTIC personnel who purchase NTIC securities in the open market may not sell any NTIC securities of the same class during the six months following the purchase, nor may NTIC personnel purchase NTIC securities for six months following a sale. This prohibition applies only to purchases in the open market, and not to stock option exercises or other employee benefit plan acquisitions or other transactions to which Section 16 of the Exchange Act does not apply. In addition, Section 16 of the Exchange Act imposes reporting requirements and trading restrictions on directors, executive officers and individuals who own ten percent or more of a class of NTIC securities. Section 16 of the Exchange Act requires them to file reports with the SEC of transactions and holdings involving NTIC securities and disgorge to NTIC any profits realized on “short-swing transactions” (i.e., any purchase and sale, or sale and purchase, of securities within a period of less than six months); and refrain from engaging in short sales of NTIC securities.

5.

Short Sales. Short sales of securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in a company and its short-term prospects. In addition, short sales may reduce the seller’s incentive to seek to improve the company’s performance. For these reasons, short sales of NTIC securities by NTIC personnel are strictly prohibited. In addition, Section 16(c) of the Exchange Act prohibits NTIC’s directors and executive officers from engaging in short sales.

6.

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of a company’s stock price and therefore creates the appearance that a person is trading based on material non-public information. Transactions in options also may focus the attention of company personnel on short-term performance at the expense of the company’s long-term objectives. Accordingly, transactions by NTIC personnel in puts, calls or other derivative securities involving NTIC securities, on an exchange or in any other organized market, are strictly prohibited.

7.

Hedging and Monetization Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit company personnel to own securities obtained through employee benefit plans or otherwise but without the full risks and rewards of ownership. When that occurs, the company personnel may no longer have the same objectives as the company’s other stockholders. Therefore, NTIC personnel are prohibited from engaging in hedging or monetization transactions involving NTIC securities.

8.

Margin Accounts and Pledging Transactions. Holding securities in a margin account and pledging securities can lead to inadvertent insider trading violations and unfavorable publicity for a company if sales are made by the broker or lender when an individual that possesses material non-public information fails to meet a margin call or defaults on a loan. Such transactions also can result in violations under Section 16 of the Exchange Act. Therefore, NTIC personnel are prohibited from holding NTIC securities in a margin account and engaging in significant pledging transactions. Any NTIC personnel wishing to pledge, in an insignificant manner, any NTIC securities and who has a compelling reason for the pledge and is able to demonstrate the financial capacity to repay the loan without resort to the pledged securities, must submit the proposed transaction for prior approval by the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a compelling justification for the proposed transaction.

9.

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under an approved Rule 10b5-1 trading plan) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when you are in possession of material non-public information. NTIC strongly discourages placing standing or limit orders on NTIC securities.

10.

Rule 10b5-1 Plans. Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability. To be eligible for this defense, an insider may enter into a “Rule 10b5-1 plan” for trading in company stock. If the plan meets the requirements of Rule 10b5-1, as set forth in Exhibit B attached hereto, company stock may be purchased or sold without regard to certain insider trading restrictions. Insiders must obtain from the Compliance Officer prior approval of any Rule 10b5-1 trading plan covering the purchase or sale of NTIC securities in compliance with Rule 10b5-1 (in which case all purchases and sales made under the plan will not need any further approval by the Compliance Officer).

11.

Exceptions. There are no unconditional “safe harbors” for transactions in securities made at particular times, and all persons subject to this policy should exercise good judgment at all times. Even outside of a blackout period, an insider may be prohibited from engaging in transactions involving NTIC’s securities because the insider possesses material non-public information, is subject to a special blackout period or is otherwise restricted under this policy. The following are certain limited exceptions to the trading restrictions applicable outside of blackout periods, but not necessarily the pre-clearance requirement, imposed by NTIC under this policy:

●

Purchases of NTIC securities directly from NTIC, such as upon the cash exercise of stock options or the cashless exercise of stock options using a net exercise method or previously acquired shares of NTIC that are surrendered to NTIC (as opposed to a broker-assisted cashless exercise) or the establishment of payroll withholding to purchase securities or sales that are made under the Northern Technologies International Corporation Employee Stock Purchase Plan, provided, however, that no officers or employees may alter their instructions regarding the purchase of NTIC securities in such plans while in possession of material non-public information and the trading prohibitions and restrictions of this policy apply to any subsequent or related sales of NTIC securities so acquired (including broker-assisted option exercises) and, provided further, that this exception does not apply to any subsequent sale of the shares;

●

The exercise of a tax withholding right pursuant to which a person has elected to have NTIC withhold shares subject to an option or other equity incentive award to satisfy tax withholding requirements;

●

The trading prohibitions and restrictions set forth in this policy do not apply to purchases or sales of NTIC securities pursuant to a Rule 10b5-1 trading plan that complies with the requirements set forth on Exhibit B hereto and has been previously approved by the Compliance Officer; and

●

Certain gifts of NTIC securities made by insiders where it is reasonably anticipated that the recipient of such gift will not immediately resell such securities and certain other gifts of NTIC securities as approved by the Compliance Officer.

Please be aware that even if a transaction is subject to an exception to this policy, an insider will need to separately assess whether the transaction complies with applicable law. Any other policy exceptions must be approved by the Compliance Officer.

12.	Additional Requirements. NTIC may, at any time, impose additional trading requirements to carry out the purpose and intent of this policy or to comply with applicable laws.

INSIDER TRADING COMPLIANCE OFFICER

NTIC has designated the Chief Financial Officer, and in his absence, the Chief Executive Officer, as its Insider Trading Compliance Officer (the “Compliance Officer”). The Compliance Officer will review, consult with securities law counsel (if necessary), and either approve or prohibit trades by Insiders or other individuals and proposed Rule 10b5-1 trading plans in accordance with the procedures set forth below.

In addition to the trading approval duties described above, the duties of the Compliance Officer will include the following:

1.	Administering this policy and monitoring and enforcing compliance with all policy provisions and procedures.

2.	Responding to all inquiries relating to this policy and its procedures.

3.	Determine which employees and other NTIC personnel, in addition to directors and officers, are subject to quarterly blackout periods.

4.	Determining any other individuals or entities that are subject to this policy.

5.

Designating and announcing event-specific trading blackout periods during which directors, officers and certain other individuals designated by the Compliance Officer may not trade in NTIC securities and determining which employees and consultants, in addition to directors and officers, would be subject to an event-specific trading blackout period.

6.

Providing copies of this policy and other appropriate materials to all current and new directors, officers and employees and consultants whose services with NTIC bring them into contact with confidential information, and such other persons who the Compliance Officer determines have access to material non-public information concerning NTIC.

7.

Administering, monitoring and enforcing compliance with all federal, state and foreign insider trading laws and regulations, including without limitation Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933, as amended; and assisting in the preparation and filing of all required SEC reports relating to insider trading in NTIC securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

8.	Revising the policy as necessary to reflect changes in federal, state or foreign insider trading laws and regulations.

9.

Maintaining as company records originals or copies of all documents required by the provisions of this policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.

POST-TERMINATION TRANSACTIONS

Portions of this policy continue to apply even after the employment or service relationship of a director, officer, employee or consultant with NTIC has terminated. The confidentiality obligations in this policy survive indefinitely. If a former director, officer, employee or consultant is aware of material non-public information when his or her employment or service relationship with NTIC terminates, such individual (and his or her immediate family members, other household members and controlled entities) may not trade in NTIC securities until that information has become public or is no longer material.

INDIVIDUAL RESPONSIBILITY

Every person subject to this policy has an individual responsibility to comply with this policy, regardless of whether NTIC has imposed a blackout period or trading window. Any action on the part of NTIC, the Compliance Officer or any other employee or director pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by NTIC for any conduct prohibited by this policy or applicable securities laws. The guidelines set forth in this policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in NTIC securities. An individual may, from time to time, have to forego a proposed trade in NTIC securities even if such individual planned to make the transaction before learning of material non-public information and even though the individual believes such individual may suffer an economic loss or forego anticipated profit by waiting.

COMPANY ASSISTANCE

Any questions regarding this policy or requests for assistance in complying with it should be directed to the Compliance Officer in advance of any trades in NTIC securities. To assist you with understanding this policy, we have attached as Exhibit A to this policy a list of frequently asked questions about insider trading.

REPORTING

If you believe someone is violating this policy or otherwise using material non-public information that they learned through their position at NTIC to trade or otherwise effect transactions in securities, you should report it to the Compliance Officer.

ACKNOWLEDGEMENT AND REVISION

Every NTIC director, officer and employee and consultant subject to this policy must acknowledge their receipt, review and understanding of this policy.

This policy is dated November 14, 2025 and supersedes any previous policy of NTIC concerning insider trading. In the event of any conflict or inconsistency between this policy and any other materials previously distributed by NTIC, this policy shall govern. NTIC reserves the right to revise or otherwise update this policy as it deems necessary.

* * * * *

Exhibit A

FREQUENTLY ASKED QUESTIONS

ABOUT INSIDER TRADING

What is insider trading?

If you know material confidential information about a public company and you trade on that information or tip others about it before the information is released publicly (i.e., non-public), you have committed an insider trading violation. Material information is information that a reasonable investor would be substantially likely to consider important in deciding whether to buy, hold or sell securities of NTIC (or of any other company, as the case may be), or view as significantly altering the total mix of information available in the marketplace about NTIC (or any other company, as the case may be) as an issuer of the securities. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material, such as knowledge of a takeover, a dividend change, a new product or earnings better or worse than expected. Insider trading violates the fundamental principles of free and fair capital markets, because the trader has used special information that the person who sold or bought the stock did not possess.

What is tipping?

Tipping is telling someone material non-public information about a public company. The person who is told the inside information must know or have reason to believe that the tipper is breaching a duty of confidentiality in disclosing the information.

It does not matter if you only pass on the information and do not trade for yourself. When you tip someone (a relative, a friend, an acquaintance) to buy stock or other securities based on inside information, you may be liable for up to three times the profit gained (or the loss avoided) by the tippee. In addition, if your tippee cannot pay back the profits the tippee made from trading on the inside information, you may have to pay instead.

Don’t you have to be an “insider” to commit insider trading?

No. Insider trading refers to anyone who trades on inside information about an important company development. It does not require that the person be a company insider, employee or executive.

What can I tell friends and family about NTIC?

You can talk about developments included in NTIC’s quarterly, annual and other filings with the SEC and disclosed in NTIC’s news releases. As for other news, you may not disclose any non-public information that you learned on the job. Not only may this be a tipping violation under the insider trading laws, but NTIC has a broader corporate interest in preserving the confidentiality of its proprietary information and developments. If you know information about NTIC or about any other company you learned through your employment or other service relationship with NTIC that is not public, then do not discuss it.

If I know something important about NTIC or another company, when can I use that information to trade?

You should check with the Compliance Officer before trading whenever you have material confidential information that has not been publicly disclosed. An insider trading investigation by the SEC is a very expensive and time-consuming affair. Avoid even the appearance of impropriety in your securities transactions.

Our policy is to wait two full trading days after the public announcement of the news before using that information in any stock transaction. Keep sensitive corporate information to yourself. When in doubt about whether you know material confidential information, do not trade on it.

What are the civil and criminal penalties for insider trading?

The SEC and United States Department of Justice have made the prosecution of insider trading violations a top priority. Anyone found liable for trading on inside information must pay the government an amount equal to any profit made or loss avoided and may also face a monetary penalty of up to three times this amount. Persons found liable for tipping inside information, even if they did not trade themselves, could pay a penalty of up to three times the amount of the profit gained or the loss avoided by everyone in the line of tippees. In addition, if the actual traders cannot pay the disgorgement, the tippee may be responsible for this amount.

Under controlling person liability (discussed below), the company and the managers who supervise the violator can face penalties as high as $1 million or three times the profit gained or loss avoided, whichever is greater. In addition to these monetary penalties, the negative publicity and embarrassment of an insider trading investigation, even if it does not result in any formal charges, will hurt the company’s business and image.

With respect to criminal penalties, individuals who violate the insider trading laws face up to 20 years in prison and fines up to $5 million. Corporations that violate the insider trading laws face penalties up to $25 million. In addition, violators are usually charged with mail and wire fraud, possibly with tax evasion and obstruction of justice.

Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (“RICO”), also may be violated in connection with insider trading.

Will the SEC really investigate small insider trading violations?

When irregular trading activity is detected in a company’s stock, all transactions made during the time period under review are scrutinized. The SEC has brought cases against people who made small profits, less than $400 in one case.

What is “controlling person” liability?

The regulations define a “controlling person” to include the company that employed, and the person who managed, the violator. If an employee violates the insider trading laws, that person’s employer and supervisor may face penalties for the employee’s violation of up to the greater of three times the profit gained or loss avoided or $1 million. Private insider trading lawsuits may also be brought against both violators and controlling persons for the damage suffered by traders who bought stock from or sold stock to a person with inside information.

The SEC must prove that the controlling person (1) knew or recklessly disregarded the fact that the employee was likely to engage in an insider trading violation; and (2) failed to take “appropriate” steps to prevent it.

Are my stock trading records confidential?

No. Brokerage firms must turn over customer records upon a request from the SEC and the exchanges on which the firms are members. Thus, the SEC can determine who bought stock during a given period of market irregularity and can reconstruct your trading history if it knows the brokerage firms you use.

Can the SEC get all of my personal records during an investigation?

Probably. Once the SEC or United States Department of Justice has subpoena power, it will be very difficult for you to convince a court that they should not see your phone records, e-mail correspondence, text or instant messages, address books, bank statements and so forth.

Can I receive a bounty for providing information about someone who trades on inside information?

Yes. The SEC may award a bounty to any person who provides information leading to a civil penalty against an inside trader, tipper or controlling person.

Does it matter whether the person who violates the insider trading laws lives outside the United States?

No. The SEC has reciprocal agreements with many countries which give the SEC access to and subpoena power over people located overseas who violate U.S. securities laws. Although it can be more difficult to prosecute someone located in a country with bank secrecy laws that does not cooperate with the SEC, this will not deter the SEC from taking all appropriate steps to investigate alleged insider.

What is an “immediate family member?”

An immediate family member means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships. Only immediate family members of an insider who live in the same household as the insider or whose transactions in NTIC securities are directed by the insider or are subject to the influence or control of the insider are covered under NTIC’s insider trading policy.

What is a “controlled entity?”

A controlled entity for purposes of the policy is an entity that you influence or control, including any corporations, partnerships, trusts or investment clubs. Transactions in NTIC securities by controlled entities should be treated for purpose of this policy and applicable securities laws as if they were for your own account.

EXHIBIT B

REQUIREMENTS FOR RULE 10b5-1 TRADING PLANS

For transactions under a Rule 10b5-1 trading plan (a “trading plan”) to be exempt from (A) the prohibitions in the Confidentiality and Insider Trading Policy (the “policy”) of Northern Technologies International Corporation and its subsidiaries (collectively, “NTIC”) with respect to transactions made while aware of material non-public information and (B) the pre-clearance procedures and blackout periods established under the policy, the trading plan must comply with the affirmative defense set forth in Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”), and must meet the following requirements:

1.	The trading plan must be in writing and signed by the person adopting the trading plan.

2.	The trading plan must be adopted at a time when:

●	the person adopting the trading plan is not aware of any material non-public information; and

●	there is no quarterly, special or other trading blackout period in effect with respect to the person adopting the trading plan.

3.

The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the person adopting the trading plan must act in good faith with respect to the trading plan.

4.	The trading plan must include representations that, on the date of adoption of the trading plan, the person adopting the trading plan:

●	is not aware of material non-public information about the securities or NTIC; and

●	is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

5.

The person adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.

6.

For officers and directors of NTIC, the first transaction under the trading plan may not occur until the expiration of a cooling-off period consisting of the later of (a) 90 calendar days after the adoption of the trading plan and (b) two business days after the filing by NTIC of its financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the trading plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the trading plan). For all others, the first transaction under the trading plan may not occur until the expiration of a cooling-off period consisting of 30 calendar days after the adoption of the trading plan.

7.	The trading plan must have a minimum term of six months (starting from date of adoption of the trading plan).

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8.

All transactions during the term of the trading plan (except for the exceptions identified in the policy and bona fide gifts) must be conducted through the trading plan. In addition, the person adopting the trading plan may not have multiple overlapping or an outstanding (and may not subsequently enter into any additional) trading plan except as permitted by Rule 10b5-1.

9.

Any modification or change to the amount, price or timing of transactions under the trading plan is deemed the termination of the trading plan, and the adoption of a new trading plan (“Modification”). Therefore, a Modification is subject to the same conditions as a new trading plan as set forth in Sections 1 through 8 herein.

10.	Within the six months preceding the adoption or a Modification of a trading plan, a person may not have otherwise adopted or done a Modification to a trading plan more than once.

11.	A person may adopt a trading plan designed to cover a single trade only once in any consecutive 12-month period except as permitted by Rule 10b5-1.

12.

If the person that adopted the trading plan terminates the trading plan prior to its stated duration, such person may not trade in NTIC’s securities until after the expiration of 30 calendar days following termination, and then only in accordance with the policy.

13.	NTIC must be promptly notified of any Modification or termination of the trading plan, including any suspension of trading under the trading plan.

14.	NTIC must have authority to require the suspension or cancellation of the trading plan at any time.

15.	If the trading plan grants discretion to a broker or other person with respect to the execution of trades under the trading plan:

●	trades made under the trading plan must be executed by someone other than the broker or other person that executes trades in other securities for the person adopting the trading plan;

●	the person adopting the trading plan may not confer with the person administering the trading plan regarding NTIC or its securities; and

●	the person administering the trading plan must provide prompt notice to NTIC of the execution of a transaction pursuant to the trading plan.

16.	All transactions under the trading plan must be in accordance with applicable law.

17.	The trading plan (including any Modification) must meet such other requirements as the Compliance Officer may determine.

18.

Any trading plans adopted or modified prior to February 27, 2023 are permitted to continue in place until all trades are executed thereunder or they expire by their terms (“Grandfathered Plans”). If the person undertakes a Modification of a Grandfathered Plan on or after February 27, 2023, then the Modification must meet all of the requirements set forth herein.

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